Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports First-Quarter 2008 Results
          ARLINGTON, Va., May 7, 2008—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent operator of full and select-service hotels, today reported operating results for the first quarter ended March 31, 2008. The company’s performance for the first quarter includes the following (in millions, except per share amounts):

	First Quarter
	2008(4)	2007(4)
Total revenue (1)	$38.9	$28.4
Net income	$(0.3)	$15.9
Diluted earnings per share	$(0.1)	$0.50
Adjusted EBITDA (2) (3)	$7.7	$7.0
Adjusted net income (2)	$(1.1)	$0.8
Adjusted diluted EPS (2)	$(0.03)	$0.02

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliation to Net income later in this press release.

(3)	Includes the company’s share of EBITDA from unconsolidated joint venture investments in the amounts of $1.6 million and $0.9 million in the first quarter of 2008 and 2007, respectively.

(4)	The first quarter 2008 and 2007 results include (i) a $2.4 million gain on the sale of the Doral Tesoro Hotel & Golf Club in the first quarter 2008, (ii) $1.1 million and $2.4 million of write-offs of intangible assets related to the sale of certain hotels during 2008 and 2007, respectively, and (iii) a $17.6 million gain related to the sale of BridgeStreet Corporate Housing (completed in the first quarter 2007), which along with the operations through the date of sale are included in Income from Discontinued Operations on the company’s statement of operations for the first quarter 2007. Each of these items has been excluded from the calculation of Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. In addition, the first quarter 2007 results have been restated as presented in the company’s 2007 Annual Report on form 10-K. For further details on this restatement see footnote 13 to the financial tables of this press release, as well as footnote 19 in our 2007 Annual Report on form 10-K.
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     Highlights for the first quarter include:
•	Completed acquisition of four-hotel portfolio from The Blackstone Group for $209 million through our joint venture with Harte Holdings of Ireland;

•	Formed joint venture with FFC Capital which then acquired 22 select-service hotels;

•	Formed joint venture with JHM Hotels to operate and invest in hotel properties in India, signed first management contract in April 2008;

•	Committed to invest $6.3 million in Duet India Hotels Limited, a U.K.-based, real estate investment fund dedicated solely to the investment of hotels in India;

•	Recorded a gain of $2.4 million from the sale of a joint venture hotel. This gain is classified as a non-recurring item and has been excluded from Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS;

•	Added a total of 34 management contracts, including those listed above.
Wholly Owned Hotel Results
     EBITDA from the company’s owned hotels was $6.9 million for the 2008 first quarter, as outlined below (in millions):

	First Quarter
Owned Hotels	2008	2007
Net income	$0.2	$0.9
Interest expense	$3.5	$1.4
Depreciation and amortization	$3.2	$1.4

EBITDA	$6.9	$3.7
          “Results at our seven owned properties were in line with our expectations,” said Thomas F. Hewitt, chief executive officer. “As a result of the execution of our growth strategy, first quarter EBITDA from our owned hotels is nearly double the amount from last year.
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Interstate Hotels & Resorts

          “We remain on track with the planned capital improvements at our owned hotels, spending $7 million of the $35 million we budgeted for 2008, of which $27 million is earmarked for the comprehensive renovations of the Sheraton Columbia, Md. and the Westin Atlanta Airport hotels,” Hewitt said. In April, the company completed the first phase of the rooms renovation at the Sheraton Columbia in Maryland, which encompassed one half of the guest rooms. The second phase of the rooms renovation is scheduled to begin in July, and is expected to be completed by the end of the third quarter. The majority of the remaining projects in the capital plan, including all remaining public spaces, will be completed by the end of the year. “We are on target to complete the rooms renovation of the Westin Atlanta Airport hotel by July 2008. To date, we have refurbished 280 of the 495 rooms, and anticipate that the remainder of the comprehensive $18 million renovation, including all meeting rooms and public spaces, will be completed by year end.
          “Both of these capital projects represent significant embedded growth for us, and when completed, will enable the hotels to realize their full operating potential. We expect to see considerable growth in the bottom line results at both the Westin Atlanta Airport and the Sheraton Columbia post renovation,” Hewitt said.
Joint Venture Investments
          The company completed several significant joint venture transactions in the first quarter, acquiring minority equity interests in 26 properties through two separate transactions and divesting one property. Interstate and joint venture partner Harte Holdings of Ireland completed the acquisition of four hotels from The Blackstone Group for $209 million. Interstate invested
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$11.6 million for a 20 percent ownership interest in the four hotels – the Sheraton Mahwah, N.J.; Sheraton Frazer Great Valley, near Philadelphia; Hilton Lafayette, La.; and Latham Hotel Georgetown, Washington, D.C.
          Interstate, along with its joint venture partner, FFC Corporation, acquired a portfolio of 22 select-service hotels which were immediately converted to Wyndham Worldwide brands. “The new brand affiliations are already having a positive impact at the hotels,” Hewitt said.
          In February, the joint venture with True North Hotel Partners sold the Doral Tesoro Hotel & Golf Club. Interstate originally invested $1.5 million for a 15.9 percent interest in the joint venture in June 2006. The company has received $3.6 million in distributions to date, and recognized a gain of $2.4 million upon sale of the hotel. “This is an excellent example of the joint venture lifecycle. We sourced the deal for our partner, maximized returns for the partnership through operations, and then participated in the increased value of the hotel upon sale,” noted Hewitt.
          “We now have minority equity interests in 47 hotels with 12 different joint venture partners. In addition, we have interests in two aloft hotels that are expected to open in 2008 in Rancho Cucamonga, Calif. and Cool Springs, Tenn. The California aloft is scheduled to open in June, while the Tennessee property is expected to open in the fourth quarter. Joint venture investments will remain a focus for us and is the primary component of our real estate growth strategy in 2008.”
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Interstate Hotels & Resorts

Hotel Management Results
          Same-store5 RevPAR for all managed hotels in the first quarter of 2008 increased 3.1 percent to $96.33. Average daily rate (ADR) advanced 6.8 percent to $138.49, and occupancy declined 3.5 percent to 69.6 percent.
          Same-store RevPAR for all full-service managed hotels rose 3.3 percent to $106.84. ADR improved 7.5 percent to $151.54, while occupancy dropped 3.8 percent to 70.5 percent.
          Same-store RevPAR for all select-service managed hotels increased 2.3 percent to $74.71, led by a 5.1 percent gain in ADR to $110.50, partially offset by a 2.7 percent decline in occupancy to 67.6 percent.
          “Despite a slowing economy, we continued to drive rate as evidenced by our increase of nearly 7 percent from last year,” Hewitt said. “RevPAR rose 3.1 percent, which compares favorably with the industry average of 1.9 percent. RevPAR growth was impacted by the Easter shift from April last year to March this year. Regionally, our hotels in the San Francisco and New York markets led the way.
          “Our portfolio totaled 217 hotels at the end of the quarter, a net gain of 26 contracts during the period. The combination of joint ventures and a continued focus on our third party management business has produced an increase in management contracts over the last two quarters.”

[5]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.
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International Expansion
          Interstate announced a major development in its international growth strategy in February, with the formation of JHM Interstate Hotels India, a joint venture with JHM Hotels, to operate and selectively invest in hotels in India. “India is one of the world’s fastest-growing lodging markets,” Hewitt said. “The surging demand for hotel rooms there has created a significant need for experienced hotel management. The current lodging environment in India offers a limited selection of management and brand options. Our focus there will be to manage and opportunistically invest in hotels, as well as to provide hotel owners with franchise opportunities with well-established hotel brands.”
          Interstate and JHM Hotels each committed to invest $6.25 million in Duet India Hotels Limited, a real estate investment fund that has raised approximately $170 million to develop 25 hotels throughout the country, ensuring access to a robust pipeline of management opportunities in India. The fund has committed to providing JHM Interstate Hotels India the first opportunity to manage the hotels in which the fund invests.
          In April, the venture executed a contract to manage its first property in India—a 124-room, five-star, business-class hotel in Vizag (Visakhapatnam), a major coastal city in the state of Andhra Pradesh on India’s eastern shore with a population base of approximately three million people. Interstate is facilitating discussions between several international hotel brands and the ownership group, Vishnupriya Hotels Resorts Private Limited. The hotel, which broke ground in July 2007, is expected to open in the fourth quarter of 2008.
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          “This contract marks our official entry into India’s dynamic lodging market and establishes JHM Interstate Hotels India as one of the first independent, international hotel management companies to be located there,” said Leslie Ng, Interstate’s chief investment officer. “The joint venture is already actively sourcing additional management opportunities throughout the country.”
Balance Sheet
          On March 31, 2008, Interstate had:
•	Total unrestricted cash of $10.2 million.

•	Total debt of $233.4 million, consisting of $175.9 million of senior debt and $57.5 million of non-recourse mortgage debt.
          On May 1, the company closed on a $25 million non-recourse mortgage secured by its Sheraton Columbia hotel. The loan can be increased up to $35 million in total upon achieving certain capital expenditure and net operating income thresholds. The loan has a five-year term and bears interest at a floating rate of LIBOR plus 200 basis points. Proceeds were used to pay off a portion of the company’s senior revolving credit facility, thereby increasing the available capacity of the facility.
          “Our ability to consummate this loan at a very attractive interest rate in a challenging lending environment underscores the financial community’s continued confidence in Interstate,” said Bruce Riggins, Interstate’s chief financial officer. “We expect the loan size to increase to $35 million in 2009, which gives us additional balance sheet flexibility. With our current balance sheet, we have the ability to continue to execute on our growth strategies and to respond to future business opportunities.”
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Outlook and Guidance
          The company provides the following updated guidance for full-year 2008:
•	RevPAR, on a same-store basis, as follows:
–	RevPAR for all managed properties (including owned hotels) is expected to increase 3.0 percent to 5.0 percent;

–	Owned Hotel RevPAR, excluding Westin Atlanta Airport and Sheraton Columbia hotels (which are undergoing significant renovations), is expected to increase 4.0 percent to 6.0 percent;
•	Net income of $11.3 million to $13.3 million;

•	Diluted earnings per share of $0.35 to $0.41;

•	Adjusted net income of $10.5 million to $12.4 million;

•	Adjusted diluted earnings per share of $0.32 to $0.38;

•	Adjusted EBITDA of $56 million to $59 million, which includes the following:
–	EBITDA from wholly-owned hotels of $29 million to $30 million;

–	The company’s share of EBITDA from unconsolidated joint ventures of $9 million to $10 million, including $0.5 million to $1.0 million from new joint ventures;

–	EBITDA from the hotel management business of $18 million to $19 million.
•	The company’s share of joint venture debt of $70 million related to existing joint ventures.
          Interstate will hold a conference call to discuss its first-quarter results today, May 7, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then First-Quarter Conference
Call. A replay of the conference call will be available until midnight on Wednesday, May 14,
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2008, by dialing (800) 405-2236, reference number 11112759, and an archived webcast of the conference call will be posted on the company’s Web site through June 7, 2008.
          As of March 31, 2008, Interstate Hotels & Resorts had ownership interests in 54 hotels and resorts, including seven wholly owned assets. Together with these properties, the company and its affiliates managed a total of 217 hospitality properties with approximately 45,000 rooms in 36 states, the District of Columbia, Russia, Mexico, Canada, Belgium and Ireland. Interstate Hotels & Resorts also has contracts to manage 17 to be built hospitality properties with approximately 4,000 rooms. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
          Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
          A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned
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hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
          We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation
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of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
          Similarly, we define Adjusted net income and Adjusted diluted EPS as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
          We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS
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do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
          This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2007.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Quarter Ended March 31,
	2008	2007
		(as restated) (13)
Revenue:
Lodging	$23,918	$13,076
Management fees	9,909	11,469
Termination fees (1)	3,010	1,575
Other	2,099	2,269

	38,936	28,389
Other revenue from managed properties	151,014	176,370

Total revenue	189,950	204,759

Expenses:
Lodging	17,025	9,372
Administrative and general	15,829	13,315
Depreciation and amortization	4,274	3,225
Asset impairments and write-offs (2)	1,112	2,399

	38,240	28,311
Other expenses from managed properties	151,014	176,370

Total operating expenses	189,254	204,681

OPERATING INCOME	696	78

Interest income	319	436
Interest expense (3)	(3,815)	(2,733)
Equity in earnings of unconsolidated entities	2,361	401

LOSS BEFORE MINORITY INTEREST AND INCOME TAXES	(439)	(1,818)
		.

Income tax benefit	151	781
Minority interest (benefit) expense	2	(46)

LOSS FROM CONTINUING OPERATIONS	(286)	(1,083)
Income from discontinued operations, net of tax (4)	—	17,001

NET (LOSS) INCOME	$(286)	$15,918

BASIC (LOSS) EARNINGS PER SHARE:
Continuing operations	$(0.01)	$(0.04)
Discontinued operations	—	0.54

Basic (loss) earnings per share	$(0.01)	$0.50

DILUTED (LOSS) EARNINGS PER SHARE (5):
Continuing operations	$(0.01)	$(0.04)
Discontinued operations	—	0.54

Diluted (loss) earnings per share	$(0.01)	$0.50

Weighted average shares outstanding (in thousands):
Basic	31,714	31,546
Diluted	32,240	31,806

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Quarter Ended March 31,
	2008	2007	% change
Managed Hotels — Hotel Level Operating Statistics: (6)

Full-service hotels:
Occupancy	70.5%	73.3%	-3.8%
ADR	$151.54	$140.95	7.5%
RevPAR	$106.84	$103.38	3.3%

Select-service hotels:
Occupancy	67.6%	69.5%	-2.7%
ADR	$110.50	$105.09	5.1%
RevPAR	$74.71	$73.01	2.3%

Total:
Occupancy	69.6%	72.1%	-3.5%
ADR	$138.49	$129.66	6.8%
RevPAR	$96.33	$93.47	3.1%

Owned Hotels — Hotel Level Operating Statistics: (7)

Occupancy	67.0%	69.3%	-3.3%
ADR	$125.04	$119.82	4.4%
RevPAR	$83.72	$83.01	0.9%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (8)
(Unaudited, in thousands except per share amounts)

	Quarter Ended March 31,
	2008	2007
Net (loss) income	$(286)	$15,918
Adjustments:
Depreciation and amortization	4,274	3,225
Interest expense, net	3,496	2,297
Depreciation and amortization from unconsolidated joint ventures	701	249
Interest expense, net from unconsolidated joint ventures	963	378
Discontinued operations, net (4)	—	(17,001)
Income tax benefit	(151)	(781)

EBITDA	8,997	4,285
Asset impairments and write-offs (2)	1,112	2,399
Severance (9)	—	354
Equity interest in the sale of unconsolidated entities (10)	(2,392)	(128)
Minority interest (benefit) expense	(2)	46

Adjusted EBITDA	$7,715	$6,956

	Quarter Ended March 31,
	2008	2007
Net (loss) income	$(286)	$15,918
Adjustments:
Asset impairments and write-offs (2)	1,112	2,399
Severance (9)	—	354
Discontinued operations, net (4)	—	(17,001)
Deferred financing costs write-off (3)	—	530
Equity interest in the sale of unconsolidated entities (10)	(2,392)	(128)
Minority interest	6	42
Income tax rate adjustment (11)	440	(1,339)

Adjusted net (loss) income	$(1,120)	$775

Adjusted diluted earnings per share	$(0.03)	$0.02

Weighted average number of diluted shares outstanding (in thousands) (5):	32,240	31,806

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (8), (12)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2008
Net income	$12,300
Adjustments:
Depreciation and amortization	18,300
Interest expense, net	13,600
Depreciation and amortization from unconsolidated joint ventures	3,200
Interest expense, net from unconsolidated joint ventures	4,900
Income tax expense	6,500

EBITDA	58,800
Asset impairments and write-offs (2)	1,100
Equity interest in the sale of unconsolidated joint ventures (10)	(2,400)
Minority interest expense	—

Adjusted EBITDA	$57,500

Forecast
Year Ending
December 31, 2008
Net income	$12,300
Adjustments:
Asset impairments and write-offs (2)	1,100
Equity interest in the sale of unconsolidated joint ventures (10)	(2,400)
Minority Interest	—
Income tax rate adjustment (11)	450

Adjusted net income	$11,450

Adjusted diluted earnings per share	$0.35

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)
(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance into a new senior secured credit facility and the related pay-off of all balances outstanding under our old senior secured credit facility.

(4)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. The calculation of EBITDA reflects the elimination of discontinued operations.

(5)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include unvested restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption, or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels which we no longer managed as of March 31, 2008 are also not included in same-store hotel results for the periods presented herein. Of the 217 properties that we managed as of March 31, 2007, 172 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(7)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Houston Westchase was purchased in February 2007, Westin Atlanta Airport was purchased in May 2007 and Sheraton Columbia hotel was purchased in November 2007. The Westin Atlanta Airport and Sheraton Columbia hotels are excluded from these statistics as they are undergoing significant renovations. Statistics for all owned properties are included in the Managed Hotels — Hotel Level Operating Statistics.

(8)	See discussion of EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(9)	Severance expense for the three months ended March 31, 2007 relates to the separation costs of personnel at our corporate offices associated with the reduction in the number of third party managed properties. These severance costs are recorded as part of administrative and general expenses on our statement of operations.

(10)	In the first quarter of 2008, one of our joint ventures sold the Doral Tesoro Hotel & Golf Club. We recorded a gain of $2.4 million, including the previously deferred gain of $0.6 million. In the first quarter of 2007, the adjustment relates to an additional gain of $0.1 million on the sale of the MIP joint venture.

(11)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 34.5% for the quarter ended March 31, 2008 and 42% for the quarter ended March 31, 2007.

(12)	Our outlook reconciliation uses the mid-point of our estimates.

(13)	On February 26, 2008, our Audit Committee determined, after discussions with management, that the previously-issued financial statements as of and for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 should no longer be relied upon because of an error in the calculation of intangible asset impairment charges that resulted from the termination of certain hotel management contracts. The effect of the restatement on the consolidated statement of operations was a decrease in amortization expense of $0.1 million, resulting from incorrectly recognizing amortization expense for the terminated management contracts, an increase of $2.3 million in asset impairment and write-offs for the write-off of the intangible assets related to the terminated hotel management contracts, and a decrease in income tax expense of $0.9 million. The effect on minority interest on the statement of operations was immaterial.